For the semi-annual period ended June 30, 2012
File number 811-06674



SUB-ITEM 77C
Submission of Matters to a Vote of Security Holders


An Annual Meeting of Stockholders was held on June 29, 2012. At such meeting the stockholders elected two Class III Directors.


a)	Approval of Class III Directors

				Affirmative		 Shares
				votes cast 		Withheld

   John A. Hawkins		9,467,214		11,817,701
   Tak Lung Tsim		9,530,941		11,692,416


b)	Stockholder proposal recommending that the Fund terminate all investment
	advisory and management agreements with Baring Asset Management.

	Affirmative		Shares				Broker
	votes cast		Against		Abstain		Non Votes

	12,600,228.00		1,679,975	172,011		6,832,701